Exhibit 10.24

AMENDMENT TO

CABLE DESIGN TECHNOLOGIES

NON-EMPLOYEE DIRECTOR STOCK PLAN

The Cable Design Technologies Non-Employee Director Stock Plan (“Plan”) is amended as follows:

Section 7 of the Plan is amended to read in its entirety as follows:

7. Freely Transferable Shares. Shares of Common Stock received as an Award under this Plan are freely and fully alienable.

Adopted by the Board of Directors on

October 9, 2001